Exhibit 99.1

Flutter Entertainment plc

Appointment of Independent Non-Executive Director

New York, December 11, 2025: Flutter Entertainment plc (“Flutter” or the “Company”) (NYSE:FLUT; LSE:FLTR), announces today that the Board of Directors (the “Board”) has appointed Sally Susman as a non-executive director, effective as of the conclusion of the Company’s Annual General Meeting on May 29, 2026.

The Board has determined that Ms. Susman is an independent director in accordance with the New York Stock Exchange listing standards.

Ms. Susman has held several senior executive positions across a number of industries, most recently as the Executive Vice President and Chief Corporate Affairs Officer for Pfizer, Inc. Prior to this, she held senior corporate affairs positions at The Estee Lauder Companies Inc. and American Express Company. She currently serves as a non-executive director of UL Solutions, Inc. and has served as a non-executive director of Equity Office Properties Trust and WPP plc.

Commenting on Sally Susman’s appointment, John Bryant, Chair of the Board, said “We are delighted to welcome Sally as a non-executive director. Sally’s appointment is in line with our Board renewal program having regard to the scale, geographic breadth and growth of the business. We look forward to Sally joining the Flutter Board and contributing to the Company’s future.”

For more information:

Edward Traynor

Company Secretary

+353872232455